Exhibit 5.2
[Letterhead of Arthur Cox]
WJ3835
15 July 2008

To:	The Governor and Company of the Bank of Ireland Lower Baggot Street Dublin 2 Ireland
Ladies and Gentlemen:
We have acted as counsel to The Governor and Company of the Bank of Ireland, a chartered corporation (the “Bank”) under the laws of Ireland, in connection with the proposed offering and sale by the Bank in the United States of senior debt securities, dated subordinated debt securities and undated subordinated debt securities (collectively, the “Debt Securities”).
1.	Basis of opinion:

1A.	This opinion is confined to and given on the basis of the laws of Ireland (meaning herein Ireland exclusive of Northern Ireland) in force at the date hereof as currently applied by the Irish courts. We express no opinion as to the laws of any other jurisdiction or the effect thereof.

1B.	This opinion is also confined strictly to (a) the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter; and (b) the documents listed at 1C below. We express no opinion, and make no representation or warranty, as to any matter of fact.

1C.	For the purpose of giving this opinion, we have examined copies of the following documents:
(1)	Post-Effective Amendment No. 1 to the Registration Statement on Form F-3, filed by the Bank on 15 July, 2008 (together, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), including a prospectus, dated July 15, 2008 (the “Prospectus”), relating to the registration of an unspecified and indeterminate aggregate principal amount of Debt Securities, and the public offering, from time to time, of the Debt Securities, issued in one or more series, each of which may comprise one or more tranches;
(2)	(a) the Senior Indenture (the “Senior Indenture”), dated as of December 8, 2006 between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Senior Trustee”), (b) the Dated Subordinated Indenture (the “Dated Subordinated Indenture”), to be entered into between The Bank of New York Mellon, as trustee (the “Dated Subordinated Trustee”) and (c) the Undated Subordinated Indenture (the “Undated Subordinated Indenture” and, together with the Senior Indenture and the Dated Subordinated Indenture, the “Indentures”), to be entered into between the Bank and The Bank of New York Mellon, as trustee (the “Undated Subordinated Trustee” and, together with the Senior Trustee and the Dated Subordinated Trustee (the “Trustee”);

(3)	the form of the Definitive Notes and the forms of the Global Notes appended to the Dated Subordinated Indenture and the Undated Subordinated Indenture and filed as Exhibits 4.4 and 4.5 to Post-Effective Amendment No. 1 to the Registration Statement (together the “Notes”);

(4)	a certificate of the Secretary of the Bank exhibiting true and complete copies of
(a)	the Charter of the Bank,

(b)	the Bye-laws of the Bank, and

(c)	resolutions of the Court of Directors of the Bank adopted on the 12th September 2006 and 8th July 2008 and resolutions of the non-equity capital committee of the Court of Directors adopted on 7th December 2006 and 11th July 2008;
1D.	For the purpose of giving this opinion we have caused to be made the following legal searches against the Bank on or about even date herewith:
(i)	in the Companies Registration Office for notices of appointment of receiver, examiner or liquidator; and

(ii)	in the High Court Central Office for winding up and court protection petitions.
IE.	This opinion shall be governed by and construed in accordance with the laws of Ireland.

2.	Assumptions:
For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:
2A.	The truth, completeness and accuracy of the copy of any document of which we have examined a photocopy.

2B.	That any copies produced to us are true and exact copies of the documents as executed and that the original was executed in the manner appearing on the copy.

2C.	That the certified copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; and that any meetings referred to in such copies were duly convened and held, that those present at any such meetings acted bona fide throughout and that all resolutions set out in such copies were duly passed.

2D.	That all signatures on all original or copy documents which we have examined are genuine.

2E.	That the documents listed at 1C above are all the documents relating to the issue of any Debt Securities and that there are no agreements or arrangements in existence between the Bank and the Trustee which in any way amend or vary the terms of the issue of any Debt Securities.

2F.	The accuracy and completeness of the information disclosed in the company searches referred to at 1D above. In this connection, it should be noted that searches at the Companies Registration Office do not necessarily contain up to date information and do not necessarily reveal whether a resolution has been passed or petition presented or any other action taken for the court protection or the winding up of the Bank.

2G.	That the Indentures and the Debt Securities constitute or will constitute legal, valid and binding obligations of the Bank enforceable in accordance with their terms under the laws of the State of New York.

3.	Qualifications:

3A.	The binding effect of the obligations of the parties under the documents listed at 1C above may be limited by liquidation, insolvency, bankruptcy, court protection, moratorium, reorganisation, reconstruction or similar laws affecting creditors’ rights.

3B.	Claims may become barred under the Statute of Limitations, 1957 (as amended) or may be or become subject to the defence of set-off or counterclaim.

3C.	Where a party to the Indentures is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

3D.	A court in Ireland may order the payment of money in a currency other than euro if the creditor is entitled to such other currency under the terms of the relevant agreement. While the rule of law that when a debtor is wound up after a sum expressed in a foreign currency has become due such sum should be converted into euro at the rate of exchange prevailing on the date it became due has not been varied by a decision of the Irish courts, it is likely that in the event of the winding up of the Bank claims in a foreign currency would (to the extent properly payable in the winding up) be paid, if not in a foreign currency, in the euro equivalent of the amount due in foreign currency, converted at the rate of exchange obtaining on the date of the commencement of such winding up.

3E.	An Irish court may refuse to give effect to the severability clause in the Indentures.

3F.	With regard to jurisdiction an Irish court may stay proceedings in any case where proceedings have been commenced in another jurisdiction.

3G.	In any proceedings taken in Ireland for the enforcement of the Indentures, the choice of the laws of the State of New York as the governing law is a valid choice of law and the laws of the State of New York will accordingly be applied by the courts in Ireland if the Indentures come under their jurisdiction upon proof of the relevant provision of the laws of the State of New York and the submission by the Bank to the jurisdiction of the United States Federal Court located in the City of New York, the Borough of Manhattan.

3H.	The Irish Courts may not enforce a judgment of the courts of the City of New York unless the following general requirements are met:
(i)	the foreign court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the Bank would satisfy this rule); and

(ii)	the foreign judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where, however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive;
Provided that notwithstanding the foregoing, the Irish courts may refuse to enforce a judgment of the United States Federal Court located in the City of New York, the Borough of Manhattan which meets the above requirements for one of the following reasons:
(i)	the foreign judgment is not for a definite sum of money;

(ii)	the foreign judgment was obtained by fraud;

(iii)	the enforcement of the foreign judgment in Ireland would be contrary to natural or constitutional justice (we have no reason to believe that such enforcement would be contrary to natural or constitutional justice);

(iv)	the foreign judgment is contrary to Irish public policy or involves certain foreign laws which will not be enforced in Ireland (we have no reason to believe that such a judgment would be contrary to Irish public policy); and

(v)	jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Courts Rules.
3I.	Enforcement may be limited by general principles of equity. In particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis.

3J.	Our opinion as to the enforceability of the Indentures relates only to their enforceability in Ireland in circumstances where the competent Irish court has and accepts jurisdiction. The term enforceability refers to the legal character of the obligations assumed by the parties under the Indentures namely that they are of a character which Irish law enforces or recognises. This does not mean that the Indentures will be enforced in all circumstances or in the jurisdiction of the applicable law specified in the Indentures or by or against third parties or that any particular remedy will be available.

4.	Opinion:
On the basis and subject to the assumptions and qualifications set out above, we are of the opinion that:
4A.	The Bank is a corporation duly organised and validly existing under the laws of Ireland, had (at the time of execution and delivery of the Senior Indenture) and has all the requisite power and authority to execute and deliver the Dated Subordinated Indenture and the Undated Subordinated Indenture and to perform its obligations under the Indenture and has all the requisite power and authority to execute, deliver and perform its obligations under the Debt Securities of each class.
4B.	The Senior Indenture has been duly authorised, executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

4C.	Each of the Dated Subordinated Indenture and the Undated Subordinated Indenture have been duly authorised, and upon execution and delivery by the Bank, will constitute a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

4D.	The Notes of each class have been duly authorised, and upon (i) the due execution, issuance and delivery of the Notes of each class by the Bank in accordance with the applicable Indenture, (ii) the authentication of the Notes of each such class by the Trustee in accordance with the applicable Indenture and (iii) the delivery of the Notes of each class against payment as contemplated by (a) the Registration Statement, (b) the Prospectus and (c)any applicable prospectus supplement will be duly and validly issued and will constitute legal, valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Debt Securities. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. We also consent to the reliance by Debevoise & Plimpton LLP as to matters of Irish law upon this opinion in connection with opinions to be rendered by them on the date hereof. Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.
Yours faithfully,

/s/ Arthur Cox

ARTHUR COX